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                                  Exhibit 11.1

                            MOBINETIX SYSTEMS, INC.

                       COMPUTATION OF NET LOSS PER SHARE



                                                     Three Months Ended
                                                        September 30
                                                    1996            1995
                                                    ----            ----
Weighted-average common shares outstanding         1,336,335     1,334,275
                                                  ----------    ----------

Net loss                                          $ (701,980)   $ (133,019)
                                                  ----------    ----------
Net loss per share                                $    (0.53)   $    (0.10)
                                                  ----------    ----------